Griffin Institutional Access Real Estate Fund Item 77I - Terms of New or Amended Securities

Griffin Institutional Access Real Estate Fund (the "Registrant"), created and approved Class L and M shares at the September 21, 2016 Board Meeting. Post E ec?ve Amendment No. 1 to the Registrant's Registration Statement, Accession Number 0001398344-16-018615, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N SAR.